Exhibit 99.5

Article 4 Sections 1 through 5 shall be amended as follows:

Section 1. Committee Chairmen and Members. After the annual meeting of stockholders and before the next regular meeting of the Board of Directors, and at such other times as it may deem appropriate, the Governance and Nominating Committee shall meet to formulate its recommendations to the Board of Directors for the Committee Chairmen and the members of all Committees. Committee Chairmen and the members of all Committees shall be elected by the Board of Directors at the first meeting of the Board held after the annual meeting of stockholders, and at such other times as may be necessary to fill a vacancy.

Section 2. Reports. All committees shall submit such reports as are required by law and as may be requested by the Board of Directors.

Section 3. Compensation. The compensation and expense allowances, if any, to be paid to members of Board Committees shall be determined from time to time by the Board of Directors upon recommendation of the Compensation Committee.

Section 4. Special Committees. The Board of Directors may, from time to time, appoint such special committees as the Board may deem necessary or desirable, and prescribe the duties thereof.

Section 5. The Standing Committee and their duties shall be as follows:

(a) Audit Committee and Compensation Committee. Because the corporation is a one-bank holding company, the Audit Committee and Compensation Committee of the corporation shall be the corresponding committees of Bank of Smithtown. The composition, powers and duties of these committees, as well as all other matters pertaining to those committees, shall be governed by the By-Laws of Bank of Smithtown.

(b) Governance and Nominating Committee. All matters pertaining to the Governance and Nominating Committee shall be governed by its Charter, a copy of which shall be annexed to these By-Laws and the provisions of which shall have the same force and effect as the other provisions of these By-Laws.